Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Thomas P. Matthews	Charles Messman, Todd Kehrli
Chief Strategy Officer	MKR Group
949-362-5800	323-468-2300
ir@mkr-group.com
SMITH MICRO SOFTWARE REPORTS 2011 SECOND QUARTER
FINANCIAL RESULTS
Aliso Viejo, CA, August 2, 2011 — Smith Micro Software, Inc. (NASDAQ: SMSI), a leading developer and marketer of software solutions and services for the mobility market, today reported financial results for its second quarter ended June 30, 2011.
“Second quarter revenues were in-line with management guidance. Profitability played-out as we expected, while we continue to invest in innovation to meet the demands created by transitions in our industry.” said William W. Smith Jr., President and CEO of Smith Micro Software, “Our product portfolio is evolving rapidly to address the shifts occurring within our markets and we are aggressively moving to leverage our technology to align with changing demand. We are pleased with the progress made to tightly integrate our offerings and execute on our platform strategy, which is designed to help us maintain our position of leadership in the mobile software industry.”
Smith Micro reported revenues of $16.1 million for the second quarter ended June 30, 2011, compared to $31.4 million reported in the second quarter ended June 30, 2010.
Second quarter gross profit on a GAAP basis was $12.5 million, compared to $27.4 million reported in the second quarter of 2010. On a non-GAAP basis (which excludes amortization of intangibles and stock compensation), second quarter gross profit was $13.8 million, compared to $28.9 million for the same quarter last year.
GAAP gross profit as a percentage of revenue was 77.9% for the second quarter of 2011, compared to 87.4% for the same quarter last year. Non-GAAP gross profit as a percentage of revenue was 85.7% for the second quarter of 2011, compared to 92.3% for the same quarter last year, primarily due to lower revenue.
GAAP net loss for the second quarter of 2011 was $7.8 million, or a loss of $0.22 per diluted share, compared to GAAP net income of $1.9 million, or $0.05 per diluted share, for the second quarter of 2010. Non-GAAP net loss for the second quarter of 2011 was $5.2 million, or a loss of $0.15 per diluted share, compared to net income of $6.8 million, or $0.20 per diluted share, for the second quarter of 2010. Total cash and cash equivalents and short-term investments at June 30, 2011 were $62.0 million.
Fully diluted weighted average common shares outstanding as of June 30, 2011 were 35.8 million, compared to 34.8 million fully diluted weighted average common shares outstanding as of June 30, 2010.
For the six months ended June 30, 2011, the Company reported revenues of $33.9 million, compared to $61.2 million for the six months ended June 30, 2010.
GAAP gross profit was $26.6 million for the six months ended June 30, 2011, compared to $53.5 million for the six months ended June 30, 2010.
Non-GAAP gross profit (which excludes amortization of intangibles and stock compensation) was $29.1 million for the six months ended June 30, 2011, compared to $56.6 million for the same period last year.
GAAP net loss for the six months ended June 30, 2011 was $15.6 million, or a loss of $0.44 per diluted share, compared to GAAP net income for the six months ended June 30, 2010 of $3.5 million, or $0.10 per diluted share. Non-GAAP net loss for the six months ended June 30, 2011 was $10.0 million, or a loss of $0.28 per diluted share, compared to net income of $13.0 million, or $0.38 per diluted share, for the six months ended June 30, 2010.
The Company uses a non-GAAP reconciliation of gross profit, income before taxes, net income and earnings per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation, and non-cash tax expense are excluded from the non-GAAP earnings calculation. Since we are in a loss position, the non-GAAP income tax benefit for the six months ended June 30, 2011 is computed by using the Company’s combined U.S. federal and state statutory tax rate of 40%. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.
Financial Guidance:
Based on current financial data and management’s current plans and assumptions, Smith Micro is projecting that its revenues for the third fiscal quarter of 2011 will be between $15 million to $20 million.
Investor Conference Call:
Smith Micro Software will hold an investor conference call today to discuss the Company’s second quarter 2011 results at 4:30 p.m. ET, August 2, 2011. To access the call dial (877) 941-6009 and when prompted provide the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.
About Smith Micro Software, Inc.:
Smith Micro Software, Inc. creates new possibilities by developing mobile applications and solutions to solve customer problems. Through our insight into the market, we develop new applications that put you in control of your digital lifestyle. Our portfolio of products and services spans Connectivity Management, Communications and Content Management solutions.
To complete Smith Micro’s solutions, the company also provides server software applications and services to help its customers manage their software investments.
Safe Harbor Statement:
This release contains forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the company’s quarterly revenues guidance, its financial prospects and other projections of its performance, the company’s ability to increase its business and the anticipated timing and financial performance of its new products and services and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies and mobile communications products, customer acceptance of those technologies and products, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software providers. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.
Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.
Note: Financial Schedules Attached

Smith Micro Software, Inc.
Reconciliation of GAAP to Non-GAAP Results
(in thousands, except per share amounts — unaudited)

		Stock			Non-
	GAAP	Comp.	Amort.	Taxes	GAAP
Three Months Ended 06/30/11:
Gross profit	$12,545	$5	$1,259	$0	$13,809
Income (loss) before taxes	$(13,004)	$2,265	$2,029	$0	$(8,710)
Net income (loss)	$(7,847)	$2,265	$2,029	$(1,656)	$(5,209)
EPS-diluted	$(0.22)	$0.06	$0.06	$(0.05)	$(0.15)

Three Months Ended 06/30/10:
Gross profit	$27,392	$25	$1,526	$0	$28,943
Income before taxes	$3,675	$2,904	$2,294	$0	$8,873
Net income	$1,885	$2,904	$2,294	$(251)	$6,832
EPS-diluted	$0.05	$0.08	$0.07	$0.00	$0.20

Six Months Ended 06/30/11:
Gross profit	$26,560	$22	$2,519	$0	$29,101
Income (loss) before taxes	$(25,973)	$5,274	$4,059	$0	$(16,640)
Net income (loss)	$(15,600)	$5,274	$4,059	$(3,684)	$(9,951)
EPS-diluted	$(0.44)	$0.15	$0.11	$(0.10)	$(0.28)

Six Months Ended 06/30/10:
Gross profit	$53,522	$53	$3,010	$0	$56,585
Income before taxes	$6,621	$5,706	$4,547	$0	$16,874
Net income	$3,477	$5,706	$4,547	$(737)	$12,993
EPS-diluted	$0.10	$0.17	$0.13	$(0.02)	$0.38

Smith Micro Software, Inc.
Statements of Operations for the Three and Six Months Ended June 30, 2011 and 2010
(in thousands, except per share amounts — unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Revenues	$16,105	$31,357	$33,896	$61,219
Cost of revenues	3,560	3,965	7,336	7,697

Gross profit	12,545	27,392	26,560	53,522

Operating expenses:
Selling and marketing	7,097	7,398	15,459	14,688
Research and development	11,316	10,095	22,996	20,223
General and administrative	7,178	6,217	14,163	12,023

Total operating expenses	25,591	23,710	52,618	46,934

Operating income (loss)	(13,046)	3,682	(26,058)	6,588
Interest and other income (expense)	42	(7)	85	33

Income (loss) before taxes	(13,004)	3,675	(25,973)	6,621

Income tax expense (benefit)	(5,157)	1,790	(10,373)	3,144

Net income (loss)	$(7,847)	$1,885	$(15,600)	$3,477

Earnings (loss) per share:
Basic	$(0.22)	$0.06	$(0.44)	$0.10
Diluted	$(0.22)	$0.05	$(0.44)	$0.10

Weighted average shares outstanding:
Basic	35,775	34,264	35,520	33,999
Diluted	35,775	34,781	35,520	34,480

Smith Micro Software, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$17,097	$17,856
Short term investments	44,884	54,694
Accounts receivable, net	12,071	29,812
Income tax receivable	3,048	2,872
Inventory, net	326	370
Prepaid and other assets	1,956	1,167
Deferred tax asset	1,998	2,565

Total current assets	81,380	109,336
Equipment & improvements, net	21,100	11,623
Goodwill	94,231	94,231
Intangible assets, net	15,400	19,459
Other assets	240	243
Deferred tax asset	11,180	—

TOTAL ASSETS	$223,531	$234,892

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,192	$4,592
Accrued liabilities	7,536	8,444
Deferred revenue	454	1,667

Total current liabilities	12,182	14,703
Long-term liabilities	2,727	197
Deferred tax liability	1,727	1,727

Total non-current liabilities	4,454	1,924

Stockholders’ Equity:
Common stock	36	35
Additional paid in capital	205,932	201,702
Accumulated other comprehensive loss	(11)	(10)
Accumulated earnings	938	16,538

Total stockholders’ equity	206,895	218,265

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$223,531	$234,892